Exhibit 10.3

THE CLOROX COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
AMENDMENT NO. 1

Pursuant to Section 6.06 of The Clorox Company Nonqualified Deferred Compensation Plan (the “Plan”), the Plan is hereby amended as follows, effective as of July 1, 2016:

3.	Section 5.01(b) of the Plan is hereby deleted in its entirety and replaced with the following:

       “(b) Subsequent Elections. A Participant may change the form of a distribution election with respect to his or her entire vested Account by submitting the change to the Committee in writing, at least two calendar years before the Participant has a Termination of Employment. Unless otherwise approved by the Administrator in its sole discretion, only one change election under this paragraph (b) can be made for the Participant’s entire vested Account. A change election made under this paragraph (b) shall be irrevocable as of December 31 of the calendar year that is at least the second calendar year prior to the calendar year in which the Participant has a Termination of Employment. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant’s most recent effective distribution election under this Section 5.01 will govern payment of the Participant’s entire vested Account upon the Participant’s Termination of Employment.”

Except as modified by this Amendment No. 1, the Plan shall remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, The Clorox Company has caused this Amendment No. 1 to be duly executed as of the day and year first written above.

The Clorox Company

By:	/s/ Kirsten Marriner